11/09/05 NEWS RELEASE

For Immediate Release

1st Banc Reports Earnings

for Third Quarter 2005

East Liverpool, OH. -- Tri-State 1st Banc, Inc. (NASDAQ "TSEO"), parent company of 1st National Community Bank, Gateminder Corporation and MDH Investment Management, Inc., today reported Net Income for the third quarter ended September 30, 2005 of $177,000 or $.20 per diluted share. This compares with $.25 per diluted share or $224,000 for the third quarter of 2004. Net Income for the nine months ended September 30, 2005 was $476,000 or $.54 per diluted share. The comparable figures for the same nine-month period in 2004 were $588,000 or $.66 per diluted share. This constitutes an 18.2% decrease from the first nine months of 2004.

Total Deposits increased by $1.8 million to $74.1 million or 2.5% from December 31, 2004. Total Assets increased in the amount of $804 thousand or .9% to $91.8 million over the first nine-months of 2004. Net Loans decreased $2.8 million or 6.3% to $41.1 million from December 31, 2004. A decline in earnings of the bank subsidiary offset a year-to-date $65 thousand pre-tax contribution to earnings from MDH Investment Management, Inc., a company acquired at year-end 2004.

Charles B. Lang, President of Tri-State 1st Banc, Inc., stated that the pressure earnings for the first nine months and the reduction in outstanding loans resulted in part from a tightening of credit standards and a decrease in the interest margins in the banking subsidiary. Non-performing loans were $474,000 with the percent of non-performing loans to total loans increasing from 2.52% to 3.83%. The bank has provided for a greater allowance for loan losses in recognition of the change in the loan portfolio.

Edward B. Baumgardner, who was appointed by the Board of Directors as the CEO of the Bank in September 2005, stated: While the banking industry continues to face many challenges to revenue growth, we remain committed to focus our attention on the strategic priorities necessary to provide tangible results for our shareholders while making available the best financial services for our customers.

1st National Community Bank operates five banking offices in Columbiana County, Ohio. Other offices include the New Cumberland, West Virginia office and an office in Midland, Pennsylvania. The Bank maintains ten ATM locations for the convenience of its customers at six banking offices and four off-site locations in the tri-state area. Customers of the bank have use of the ten area ATMs without a service charge.

The Office of the Comptroller of the Currency chartered the 1st National Community Bank on June 1, 1987 as a national banking association. There are presently 72 full-time

News Release

11/9/05

and part-time employees of the Bank. Edward L. Baumgardner serves as the CEO of the Bank and Charles B. Lang serves as the Chairman of the Board.

Contact Person:

Stephen A. Beadnell, Acting Chief Financial Officer

1st National Community Bank

16924 St. Clair Avenue

P. O. Box 796

East Liverpool, OH., 43920 (330) 385-9200 FAX (330) 386-7452